                                                                  Exhibit (e)(9)





================================================================================

                          AGREEMENT AND PLAN OF MERGER



                           Dated as of January 28, 2002,



                                      Among



                              WEYERHAEUSER COMPANY,



                             COMPANY HOLDINGS, INC.



                                       And



                           WILLAMETTE INDUSTRIES, INC.

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I

                              The Offer and Merger
                              --------------------

SECTION 1.01.  The Offer .................................................     1
SECTION 1.02.  Company Actions ...........................................     3
SECTION 1.03.  The Merger ................................................     4
SECTION 1.04.  Closing ...................................................     4
SECTION 1.05.  Effective Time ............................................     4
SECTION 1.06.  Effects ...................................................     4
SECTION 1.07.  Articles of Incorporation and By-laws .....................     5
SECTION 1.08.  Directors .................................................     5
SECTION 1.09.  Officers ..................................................     5


                                   ARTICLE II

                       Effect on the Capital Stock of the
                       ----------------------------------
               Constituent Corporations; Exchange of Certificates
               --------------------------------------------------


SECTION 2.01.  Effect on Capital Stock ...................................     5
SECTION 2.02.  Exchange of Certificates ..................................     6


                                  ARTICLE III

                 Representations and Warranties of the Company
                 ---------------------------------------------

SECTION 3.01.  Organization, Standing and Power ..........................     8
SECTION 3.02.  Company Subsidiaries; Equity Interests ....................     9
SECTION 3.03.  Capital Structure .........................................     9
SECTION 3.04.  Authority; Execution and Delivery; Enforceability .........    10
SECTION 3.05.  No Conflicts; Consents ....................................    12
SECTION 3.06.  SEC Documents; Undisclosed Liabilities ....................    13
SECTION 3.07.  Information Supplied ......................................    13

SECTION 3.08.  Absence of Certain Changes or Events ......................    14
SECTION 3.09.  Taxes .....................................................    15
SECTION 3.10.  Absence of Changes in Benefit Plans .......................    16
SECTION 3.11.  ERISA Compliance; Excess Parachute Payments ...............    17
SECTION 3.12.  Litigation ................................................    19
SECTION 3.13.  Compliance with Applicable Laws ...........................    20
SECTION 3.14.  Brokers; Schedule of Fees and Expenses ....................    22
SECTION 3.15.  Opinion of Financial Advisor ..............................    22
SECTION 3.16.  Labor Matters .............................................    22
SECTION 3.17.  Contracts; Debt Instruments ...............................    23
SECTION 3.18.  Intellectual Property .....................................    23
SECTION 3.19.  Charitable Contributions ..................................    23
SECTION 3.20.  Termination of Georgia-Pacific Discussions ................    23

                                   ARTICLE IV

                Representations and Warranties of Parent and Sub
                ------------------------------------------------

SECTION 4.01.  Organization, Standing and Power ..........................    24
SECTION 4.02.  Sub .......................................................    24
SECTION 4.03.  Authority; Execution and Delivery; Enforceability .........    24
SECTION 4.04.  No Conflicts; Consents ....................................    25
SECTION 4.05.  Information Supplied ......................................    25
SECTION 4.06.  Brokers ...................................................    26
SECTION 4.07.  Financing .................................................    26
SECTION 4.08.  Stock Ownership; Interested Shareholder ...................    26


                                   ARTICLE V

                   Covenants Relating to Conduct of Business
                   -----------------------------------------

SECTION 5.01.  Conduct of Business .......................................    26
SECTION 5.02.  Actions of Company Board; Company Takeover Proposals ......    30

                                   ARTICLE VI

                             Additional Agreements
                             ---------------------

SECTION 6.01.  Preparation of the Proxy Statement; Shareholders Meeting........... 30
SECTION 6.02.  Access to Information ............................................. 31
SECTION 6.03.  Reasonable Best Efforts; Notification.............................. 32
SECTION 6.04.  Awards under the Company Stock Plans............................... 33
SECTION 6.05.  Employee Benefits.................................................. 35
SECTION 6.06.  Indemnification.................................................... 35
SECTION 6.07.  Fees and Expenses.................................................. 38
SECTION 6.08.  Public Announcements............................................... 38
SECTION 6.09.  Transfer Taxes..................................................... 38
SECTION 6.10.  Directors.......................................................... 38
SECTION 6.11.  Rights Agreement; Consequences if Rights Triggered................. 39
SECTION 6.12.  Shareholder Litigation............................................. 39
SECTION 6.13.  Charitable Giving.................................................. 39
SECTION 6.14.  Employment Matters................................................. 40


                                   ARTICLE VII

                              Conditions Precedent
                              --------------------

SECTION 7.01.  Conditions to Each Party's Obligation to Effect the Merger......... 40


                                  ARTICLE VIII

                        Termination, Amendment and Waiver
                        ---------------------------------

SECTION 8.01.  Termination........................................................ 40
SECTION 8.02.  Effect of Termination.............................................. 42
SECTION 8.03.  Amendment.......................................................... 42
SECTION 8.04.  Extension; Waiver.................................................. 42
SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver.......... 42

                                   ARTICLE IX

                               General Provisions
                               ------------------

SECTION 9.01.  Nonsurvival of Representations and Warranties....................... 43
SECTION 9.02.  Notices............................................................. 43
SECTION 9.03.  Definitions......................................................... 44
SECTION 9.04.  Interpretation; Disclosure Letter................................... 47
SECTION 9.05.  Severability........................................................ 47
SECTION 9.06.  Counterparts........................................................ 48
SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries...................... 48
SECTION 9.08.  Governing Law....................................................... 48
SECTION 9.09.  Assignment.......................................................... 48
SECTION 9.10.  Enforcement......................................................... 48

EXHIBIT A - Conditions of the Offer

                                    AGREEMENT AND PLAN OF MERGER dated as of
                           January 28, 2002, among WEYERHAEUSER COMPANY, a Washington corporation ("Parent"), COMPANY HOLDINGS,
                                                    ------
                           INC., a Washington corporation ("Sub"), and a direct
                                                            ---
                           wholly owned subsidiary of Parent, and WILLAMETTE INDUSTRIES, INC., an Oregon corporation (the "Company").
                            -------

     WHEREAS Sub has outstanding an offer (the "Existing Offer", and, as amended
                                                --------------
from time to time in accordance with this Agreement, the "Offer") to purchase
                                                          -----
all the outstanding shares of common stock, par value $0.50 per share, of the Company (the "Company Common Stock"), including the associated Company Rights
              --------------------
(as defined in Section 3.03), on the terms and subject to the conditions set forth in the Offer to Purchase dated November 29, 2000 (as supplemented by the Supplement to the Offer to Purchase dated May 7, 2001), and in the related letter of transmittal;

     WHEREAS the board of directors of the Company (the "Company Board") has
                                                         -------------
approved the acquisition of the Company by Parent and resolved and agreed to recommend that holders of Company Common Stock tender their shares of Company Common Stock pursuant to the Offer;

     WHEREAS, in furtherance of such transaction, the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger")
                                                                        ------
of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned directly by Parent, Sub or the Company (other than Dissent Shares (as defined in Section 2.01(d))) shall be converted into the right to receive the per share consideration paid pursuant to the Offer; and

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

     SECTION 1.01 The Offer.
                  ---------

     (a) Subject to the conditions of this Agreement, as promptly as practicable after the date of this Agreement, Sub shall, and Parent shall cause Sub to, amend the Existing Offer to reflect the terms and conditions of this Agreement, including the purchase price of $55.50 per share of Company Common Stock (and associated Right), net to the seller in cash, without interest thereon (the "Offer Price"), and to set
 -----------

February 8, 2002 (the "Initial Expiration Date"), as the expiration date for the
                       -----------------------
Offer. The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the satisfaction or waiver by Sub of the conditions set forth in Exhibit A. Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive or change the Minimum Tender Condition (as defined in Exhibit A), (iv) add to the conditions set forth in Exhibit A, modify any condition set forth in Exhibit A or amend any term of the Offer set forth in this Agreement, in each case, in any manner adverse to the holders of Company Common Stock, (v) extend the Offer or (vi) change the form of consideration payable in the Offer (other than by adding consideration). Notwithstanding the foregoing, Sub (i) shall extend the Offer, if at the scheduled expiration date of the Offer any of the conditions set forth in Exhibit A (other than the Minimum Tender Condition or condition (c), (d) or (g)) to Sub's obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived but in no event later than March 29, 2002, and (ii) may, without the consent of the Company, extend the Offer (x) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or (y) if at
                 ---
the scheduled expiration date of the Offer any of the Minimum Condition or condition (c), (d) or (g) set forth in Exhibit A to Sub's obligation to purchase shares of Company Common Stock are not satisfied until such time as such conditions are satisfied or waived. In addition, if, at the scheduled or extended expiration date of the Offer, all the conditions to the Offer have been satisfied or waived but the Company Common Stock tendered and not withdrawn pursuant to the Offer constitutes less than 90 percent of the outstanding Company Common Stock, without the consent of the Company, Sub shall (subject to applicable law) have the right to provide for a "subsequent offering period" (as contemplated by Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), for up to 20 business days after Sub's acceptance
              ------------
for payment of the shares of Company Common Stock then tendered and not withdrawn pursuant to the Offer. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer or (in the case of shares tendered during any subsequent offering period) as soon as practicable following the valid tender thereof.

     (b) As promptly as practicable after the date of this Agreement, Parent and Sub shall amend the Tender Offer Statement on Schedule TO (the "Schedule TO")
                                                                -----------
with respect to the Offer that was originally filed on November 29, 2000, and file such amendment (the "Schedule TO Amendment") with the SEC. The Schedule TO
                          ---------------------
Amendment shall contain a supplement to the Offer to Purchase dated November 29,

2000 (as supplemented by the Supplement to the Offer to Purchase dated May 7,
2001), and a revised form of the letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer
                                                                        -----
Documents"). Parent and Sub shall mail the supplement to the Offer to Purchase
---------
and revised letter of transmittal to holders of shares of Company Common Stock. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive after the date of this Agreement from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

     SECTION 1.02 Company Actions.
                  ---------------

     (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions").
 ------------

     (b) On the date the Schedule TO Amendment is filed with the SEC, the Company shall file with the SEC an amendment (the "Schedule 14D-9 Amendment") to
                                                   ------------------------
its Solicitation/Recommendation Statement on Schedule 14D-9 originally filed on December 5, 2000 with respect to the Offer, including an Information Statement (as defined in Section 3.05(b)) (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9"), and shall mail the Schedule 14D-9 Amendment
           --------------
(including the Information Statement) to the holders of Company Common Stock. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 (including the Information Statement) if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 (including the Information Statement) and to cause the Schedule 14D-9 (including the Information Statement) as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive after the date of this

Agreement from the SEC or its staff with respect to the Schedule 14D-9 or the Information Statement promptly after the receipt of such comments.

     (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders.

     SECTION 1.03 The Merger. On the terms and subject to the conditions set
                  ----------
forth in this Agreement, and in accordance with the Oregon Revised Statutes (the "ORS")and the Revised Code of Washington ("RCW"), Sub shall be merged with and
 ---                                       ---
into the Company at the Effective Time (as defined in Section 1.05). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving
                                                          ---------
Corporation"). At the election of Parent, any direct wholly owned subsidiary of
-----------
Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     SECTION 1.04 Closing. The closing (the "Closing") of the Merger shall take
                  -------                    -------
place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by applicable Law (as defined in
Section 3.05), waiver by all parties) of the conditions set forth in Section 7.01, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".
                             ------------

     SECTION 1.05 Effective Time. Subject to the provisions of this Agreement,
                  --------------
the parties shall file with the Secretary of State of the State of Oregon and the Secretary of State of the State of Washington, articles of merger or other appropriate documents (in each such case, "Articles of Merger") executed in
                                           ------------------
accordance with the relevant provisions of the ORS and the RCW, as the case may be, and shall make all other filings or recordings required under the ORS and the RCW. The Merger shall become effective at such time as the applicable Articles of Merger are duly filed with the Secretary of State of the State of Oregon and the Secretary of State of the State of Washington, or at such other time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").
                                                  --------------

     SECTION 1.06 Effects. The Merger shall have the effects set forth in
                  -------
Section 60.497 of the ORS and Section 23B.11.060 of the RCW.

     SECTION 1.07 Articles of Incorporation and By-laws.
                  -------------------------------------

     (a) The Articles of Incorporation of the Company at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     (b) The By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     SECTION 1.08 Directors. The directors of Sub immediately prior to the
                  ---------
Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.09 Officers. The officers of the Company immediately prior to the
                  --------
Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.


                                   ARTICLE II

                       Effect on the Capital Stock of the
                       ----------------------------------
               Constituent Corporations; Exchange of Certificates
               --------------------------------------------------

     SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of
                  -----------------------
the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

     (a) Capital Stock of Sub. Each issued and outstanding share of capital
         --------------------
stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.50 per share, of the Surviving Corporation.

     (b) Cancellation of Company-Owned Stock and Parent-Owned Stock. Each share
         ----------------------------------------------------------
of Company Common Stock that is held by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock. Subject to Sections 2.01(b) and
         ----------------------------------
2.01(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive the Offer Price in cash. The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the "Merger Consideration". As of the
                                            --------------------
Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with
Section 2.02, without interest.

     (d) Dissent Rights. Notwithstanding anything in this Agreement to the
         --------------
contrary, shares ("Dissent Shares") of Company Common Stock that are outstanding
                   --------------
immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment of the fair value of such Dissent Shares pursuant to, and who complies in all respects with, Section
60.551 et seq. of the ORS shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissent Shares shall be entitled to payment of the fair value of such Dissent Shares in accordance with
Section 60.551 et seq. of the ORS; provided, however, that if any such holder
                                   --------  -------
shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under Section 60.551 et seq. of the ORS, then the right of such holder to be paid the fair value of such holder's Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for payment of fair value in respect of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     SECTION 2.02  Exchange of Certificates.
                   ------------------------

     (a) Paying Agent. Mellon Investor Services LLC shall act as paying agent
         ------------
(the "Paying Agent") for the payment of the Merger Consideration upon surrender
      ------------
of certificates representing Company Common Stock. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").
                    -------------

     (b) Exchange Procedures. As soon as reasonably practicable after the
         -------------------
Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the
                                  ------------
Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to
Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02.

     (c) No Further Ownership Rights in Company Common Stock. The Merger
         ---------------------------------------------------
Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay
              -------  -------
any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that
         ----------------------------
remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this
Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent
         ------------
shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the

Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (f) Investment of Exchange Fund. The Paying Agent shall invest any cash
         ---------------------------
included in the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that such investments shall be in obligations of or
--------  -------
guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any interest and other income resulting from such investments shall be paid to Parent.

     (g) Withholding Rights. Parent and the Surviving Corporation shall be
         ------------------
entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.09), or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent or the Surviving Corporation and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was paid by Parent or the Surviving Corporation.


                                  ARTICLE III

                  Representations and Warranties of the Company
                  ---------------------------------------------

     The Company represents and warrants to Parent and Sub as follows:

     SECTION 3.01 Organization, Standing and Power. Each of the Company and each
                  --------------------------------
of its subsidiaries (the "Company Subsidiaries") is duly organized, validly
                          --------------------
existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except for failures which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Company or a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions (together, a "Company Material Adverse Effect"). The Company and
                           -------------------------------
each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification or licensing necessary or the failure to so qualify or be licensed has had or would reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of the restated articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the
                                                ---------------
By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents
     ---------------
of each Company Subsidiary, in each case as amended through the date of this Agreement.

     SECTION 3.02 Company Subsidiaries; Equity Interests.
                  --------------------------------------

     (a) The letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the "Company Disclosure Letter") lists each Company Subsidiary
                     -------------------------
and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for such Liens as have not had and would not
                -----
reasonably be expected to have a Company Material Adverse Effect.

     (b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than any such capital stock or other interests with a current book value, in the aggregate, not in excess of $1,000,000.

     SECTION 3.03 Capital Structure. The authorized capital stock of the Company
                  -----------------
consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.50 per share ("Company Preferred Stock" and,
                                             -----------------------
together with the Company Common Stock, the "Company Capital Stock"). At the
                                             ---------------------

close of business on January 23, 2002, (i) 110,171,443 shares of Company Common Stock were issued and outstanding, (ii) 3,986,801 shares of Company Common Stock were subject to outstanding Company Employee Stock Options (as defined in
Section 6.04(e)), (iii) 1,842,942 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 6.04(e)), (iv) 5,000,000 shares of Company Preferred Stock were reserved for issuance in connection with the rights (the "Company Rights") issued pursuant to
                                             --------------
the Rights Agreement dated as of February 25, 2000 (as amended from time to time, the "Company Rights Agreement"), between the Company and Mellon
                   ------------------------

Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, and (v) 76,910 stock appreciation rights linked to the price of Company Common Stock and granted under a Company Stock Plan, but not in tandem with any Company Employee Stock Option (each, a "Company Non-Tandem
                                                        ------------------
SAR"), were outstanding. Except as set forth above, at the close of business on
---
January 23, 2002, no restricted shares or other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth in the Company Disclosure Letter, between January 23, 2002 and the date of this Agreement, the Company has not issued any shares of Company Capital Stock (other than shares of Company Common Stock issued upon exercise of Company Employee Stock Options) or granted or agreed to grant any options to purchase Company Common Stock. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the ORS, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05(a)) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company
                                                                --------------
Debt"). Except as set forth above, as of the date of this Agreement, there are
----
not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt (or to make any payment based on the value of any equity interest in the Company or in any Company Subsidiary) or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has delivered to Parent a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement.

     SECTION 3.04 Authority; Execution and Delivery; Enforceability.
                  -------------------------------------------------

     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval (as defined in Section 3.04(c)). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery hereof by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     (b) The Company Board, at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its shareholders, (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (the "Company Recommendation"), (iv) recommending that the
                            ----------------------
Company's shareholders approve this Agreement, (v) adopting a plan of merger relating to the Merger as required by the ORS and (vi) directing that such plan of merger be submitted for approval by the Company's shareholders. In addition, the Company Board has taken all action necessary to render (x) (i) Sections
60.801 to 60.816 of the ORS and (ii) if applicable, Article VI of the Company Charter inapplicable (A) to Parent and Sub and (B) to the Offer, the Merger and the other Transactions and (y) Sections 60.825 to 60.845 of the ORS inapplicable to the Offer, the Merger and the other Transactions. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Offer, the Merger or any other Transaction. Unless otherwise required by its fiduciary duties (as determined in good faith by a majority of its members after consultation with outside legal counsel to the Company) the Company Board shall not amend, modify, withdraw, condition or qualify the Company Recommendation in a manner adverse to Parent or Sub.

     (c) Unless the Merger can be effected pursuant to Section 60.491 of the ORS (in which case no approval of holders of any class or series of Company Capital Stock is required), the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast thereon (the "Company Shareholder Approval"). The affirmative vote of the holders of Company
 ----------------------------
Capital Stock, or any of them, is not necessary to consummate any Transaction (including the Offer) other than the Merger.

     (d) The members of the Company Board have advised the Company that they intend to tender all shares of Company Common Stock owned by them into the Offer, except for (i) the tender of shares of Company Common Stock that would subject a member of the Company Board to liability under Section 16(b) under the Exchange Act and (ii) shares of Company Common Stock which, or with respect to which, any such member of the Company Board acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

     SECTION 3.05 No Conflicts; Consents.
                  ----------------------

     (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the
                                                      --------
Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree ("Judgment") or
                                                                --------
statute, law, ordinance, rule or regulation ("Law") applicable to the Company or
                                              ---
any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any
  -------
federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is
                                                      -------------------
necessary for the execution, delivery and performance of this Agreement or the consummation of the Transactions by the Company or any Company Subsidiary, other than (i) the filing with the SEC of (A) the Schedule 14D-9 Amendment, (B) a proxy or information statement relating to the approval of this Agreement by the Company's shareholders (the "Proxy Statement"), (C) any information statement
                             ---------------
(the "Information Statement") required to be filed in connection with the Offer
      ---------------------
pursuant to Rule 14f-1 of the Exchange Act, and (D) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of Articles of Merger with the Secretary of State of the State of Oregon and the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) compliance with and such filings as may be required under applicable Environmental Laws (as defined in Section 3.13(d)), (iv) such filings as may be required in connection with the taxes described in Section 6.09, (v) compliance with the rules and regulations of the New York Stock Exchange and
(vi) such other items (A) that may be required under the applicable Law of any foreign country, (B) required solely by reason of the participation of Parent or Sub (as opposed to any third party) in the Transactions, (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or (D) as are set forth in the Company Disclosure Letter.

     (c) The Company and the Company Board have taken all action necessary to
(i) render the Company Rights inapplicable to this Agreement, the Offer, the Merger and the other Transactions and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement, the Offer, the Merger or any other Transaction), (B) a "Distribution Date" or a "Shares Acquisition Date" (each as defined in the Company Rights Agreement) shall not occur by reason of this Agreement, the Offer, the Merger or any other Transaction and (C) the Company Rights shall expire immediately prior to the Effective Time.

     SECTION 3.06 SEC Documents; Undisclosed Liabilities. The Company has filed
                  --------------------------------------
all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2000 (the "Company SEC
                                                              -----------
Documents"). As of its respective date, each Company SEC Document complied in
---------
all material respects with the applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may
                                             --------------
be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, each as in effect on the date so filed, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP")
                                                                       ----
(except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise stated in such financial statements) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Company SEC Documents (as defined in Section 3.08), neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.07 Information Supplied. None of the information supplied or to
                  --------------------
be supplied by the Company expressly for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (as defined in Section 6.01(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

     SECTION 3.08 Absence of Certain Changes or Events. Except as disclosed in
                  ------------------------------------
the Company SEC Documents filed pursuant to Section 13(a) of the Exchange Act and publicly available prior to the date of this Agreement (the "Filed Company
                                                                 -------------
SEC Documents") or in the Company Disclosure Letter, from the date of the most
-------------
recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

           (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

           (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock, other than regular quarterly cash dividends not in excess of $0.23 per share on Company Common Stock, with usual declaration, record and payment dates and in accordance with the Company's past dividend policy;

           (iii) any repurchase for value by the Company of any Company Capital Stock;

           (iv) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, except for issuances of Company Common Stock (and associated Company Rights) upon the exercise of Company Employee Stock Options awarded prior to the date hereof in accordance with their present terms or issued in compliance with Section 5.01(a);

           (v) (A) any granting by the Company or any Company Subsidiary to any director or executive officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (B) any granting by the Company or any Company Subsidiary to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents;

           (vi) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

           (vii) any material elections with respect to Taxes (as defined in Section 3.09(f)) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

     SECTION 3.09 Taxes.
                  -----

     (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All material Taxes shown to be due on such Tax Returns, or otherwise owed, have been, or will be, timely paid.

     (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiencies or requests for waiver, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service or have closed by virtue of the applicable statute of limitations for all years through 1991.

     (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any Tax sharing or material Tax indemnification agreement other than the Agreement Allocating Federal Tax Liability, dated May 11, 1972, a copy of which has been provided to Parent.

     (e) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code")) in conjunction with the Merger.
              ----

     (f) For purposes of this Agreement:

     "Taxes" includes all (i) forms of taxation, whenever created or imposed,
      -----
and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group and (iii) liability for any Tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

     "Tax Return" means all federal, state, local, provincial and foreign Tax
      ----------
returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

     SECTION 3.10 Absence of Changes in Benefit Plans. Except as disclosed in
                  -----------------------------------
the Filed Company SEC Documents or in the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plan (as defined in Section 3.11). Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, (i) as of the date of this Agreement there are not any employment, consulting, indemnification, personal service, change in control, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of, or independent contractor with respect to, the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy and (ii) from the date of the most recent audited financial statements included in the Filed Company SEC Documents, none of such agreements or arrangements have been amended.

     SECTION 3.11 ERISA Compliance; Excess Parachute Payments.
                  -------------------------------------------

     (a) The Company Disclosure Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes
                                   -----
referred to herein as "Company Pension Plans"), all "employee welfare benefit
                       ---------------------

plans" (as defined in Section 3(1) of ERISA) and any severance, change in control, deferred compensation, or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase and restricted stock plan, program, agreement, arrangement or policy entered into, maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, officers or directors of, or independent contractor with respect to, the Company or any Company Subsidiary (or under which the Company or any Company Subsidiary has any current potential liabilities or obligations)(together with the Company Pension Plans, the "Company Benefit
                                                           ---------------
Plans"). The Company has delivered or made available to Parent complete and
-----
correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service or the U.S. Department of Labor with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and
(iv) each trust agreement and group annuity contract relating to any Company Benefit Plan. The Company, each Company Subsidiary, and each Company Benefit Plan and, to the knowledge of the Company, each officer of the Company or a Company Subsidiary is in substantial compliance in all material respects with all applicable provisions of any applicable collective bargaining or other labor agreement, and ERISA, the Code and all other applicable U.S. and non-U.S. laws, rules and regulations relating to any benefits, compensation or employment matters, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan is an employee Stock Purchase Plan which is intended to comply with the requirements of Section 423 of the Code.

     (b) Each U.S. Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, except where the failure to be so qualified or exempt would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent a complete and correct copy of each determination letter from the Internal Revenue Service to the effect that each such

Company Pension Plan is qualified and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened. Each non-U.S. Company Pension Plan that is capable of formal approval or qualification by the appropriate local tax authorities has obtained such approval or qualification and, to the knowledge of the Company and the Company Subsidiaries, nothing has been done or omitted to be done, and there are no circumstances, which would reasonably be expected to result in the loss of such approval or qualification, except where the failure to obtain, or the loss of, such approval or qualification would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

     (c) None of the Company Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, except where such deficiency would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There has not been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to any Company Benefit Plan during the last five years that would result in a liability that would have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Pension Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA that would result in liability that would have a Company Material Adverse Effect.

     (d) Set forth in the Company Disclosure Letter is the Company's most recent calculation of the estimated maximum amount that could be paid to each of the persons listed in the Company Disclosure Letter (including all of the employees who are party to an individual agreement with the Company containing change-in-control provisions) as a result of the Merger and other Transactions under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect.


     SECTION 3.12 Litigation. Except as disclosed in the Filed Company SEC
                  ----------
Documents or in the Company Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect; provided,
                         --------
however, that the Company makes no representation or warranty as to suits,
-------
actions or proceedings commenced or first threatened after the date of this Agreement and challenging the Offer, the Merger or any other Transaction.

     SECTION 3.13 Compliance with Applicable Laws.
                  --------------------------------

     (a) Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, the Company and Company Subsidiaries are in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, except as set forth in the Filed Company SEC Documents or in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law, except for such instances of noncompliance that have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.13(a) does not relate to matters with respect to Taxes, which are the subject of Section 3.09, or to matters involving Environmental Laws, which are the subject of Sections 3.13(b) through 3.13(d).

     (b) Except as disclosed in the Filed Company SEC Documents or the Company Disclosure Letter,

          (i) the Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and the Company and each of the Company Subsidiaries hold, and are in compliance with, all permits, licenses and other authorizations required to conduct their respective businesses under Environmental Laws, except for the failure to hold or comply with such permits, licenses and other authorizations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

          (ii) neither the Company nor any of the Company Subsidiaries has (A) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Company Subsidiaries' currently or formerly owned, leased or operated properties or any other properties, other than in a manner that has not had and would not reasonably be expected to have, in all such cases taken individually or in the aggregate, a Company Material Adverse Effect, or (B) any knowledge of the presence of any Hazardous Substances on, under or at any of the Company's or any of the Company Subsidiaries' currently or formerly owned, leased or operated properties or any other property arising from the Company's or any of the Company Subsidiaries' currently or formerly owned, leased or operated properties, other than in a manner that has not had and would not reasonably be expected to have, in all such cases taken individually or in the aggregate, a Company Material Adverse Effect;

           (iii) there are no notices of violation or any other enforcement proceedings, investigations, actions, suits or claims under Environmental Laws that have been asserted, or are pending or, to the knowledge of the Company and the Company Subsidiaries, threatened, that would reasonably be expected to result in (A) fines or penalties, (B) any obligation on the part of the Company to undertake supplemental environmental projects or comparable mitigative environmental measures, (C) any obligation on the part of the Company to install emission or pollution control devices, (D) any restrictions on operations or production at any of the facilities owned, leased or operated by the Company or any of the Company Subsidiaries, including the temporary or permanent shutdown of any such facility, or (E) the placement of a Lien upon any of the Company's or the Company Subsidiaries' properties, in any such case that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

          (iv) there are no restrictions, limitations or controls in effect, pending, or, to the knowledge of the Company and the Company Subsidiaries, threatened or contemplated under Environmental Laws on the Company's or any Company Subsidiary's operations relating to harvesting forest products, whether such restrictions, limitations or controls are voluntary or have been imposed by any Governmental Entity, except for such restrictions, limitations or controls that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (c) Except as disclosed in the Filed SEC Documents or in the Company Disclosure Letter, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Environmental Law imposes any obligation upon the Company or the Company Subsidiaries arising out of or as a condition to any Transaction, including any requirement to modify or transfer any permit or license, file any notice or other submission with any Governmental Entity, place any notice, acknowledgment or covenant in any land records, or modify or provide notice under any agreement, consent order or consent decree.

          (d) For purposes of this Agreement, (i) "Environmental Laws" means any
                                                   ------------------
applicable Federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or legally enforceable requirement of any Governmental Entity in effect as of the Closing Date relating to: (A) protection or restoration of the environment, human health (to the extent relating to the environment or exposure to Hazardous Substances) or protection of or damage to natural resources and endangered species, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure to Hazardous Substances, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance; and (ii) "Hazardous Substance" means (A) any
                                      -------------------
hazardous, toxic, radioactive, explosive or flammable material, chemical, waste or substance or (B) any petroleum product or by-product, asbestos containing material or any other material, chemical, waste or substance that is harmful to human health or the environment.

          SECTION 3.14 Brokers; Schedule of Fees and Expenses. No broker,
                       --------------------------------------
investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Offer, the Merger, the other Transactions and any proposed GP Transaction (as defined in Section 3.20) (including the fees of Goldman, Sachs & Co. and the fees of the Company's legal counsel) are set forth in the Company Disclosure Letter. All arrangements between the Company and Goldman, Sachs & Co. relating to the Offer, the Merger and the other Transactions have been disclosed to Parent prior to the date hereof.

          SECTION 3.15 Opinion of Financial Advisor. The Company has received
                       ----------------------------
the opinion of Goldman, Sachs & Co., to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view.

          SECTION 3.16 Labor Matters. The Company Disclosure Letter sets forth
                       -------------
each collective bargaining or other labor union contract to which the Company or any of its subsidiaries is a party applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement is currently being negotiated by the Company or any Company Subsidiary. Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened, which may interfere with the respective business activities of the Company or any of the Company Subsidiaries, except where such dispute, strike or work stoppage, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, there is no charge or complaint against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or, to the knowledge of the Company, threatened.

     SECTION 3.17 Contracts; Debt Instruments. As of the date of this Agreement,
                  ---------------------------
there are no Contracts that are required to be filed as part of the Company SEC Documents and are not so filed. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.18 Intellectual Property. The Company and the Company
                  ---------------------
Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, trademarks, trade names, service marks, copyrights, computer programs and other intellectual property rights (collectively, "Intellectual
                                                                ------------
Property Rights") that are material to the conduct of the business of the
---------------
Company and the Company Subsidiaries taken as a whole. Except as set forth in the Company Disclosure Letter, no claims are pending or, to the knowledge of the Company, threatened, that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Rights, except for such infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.19 Charitable Contributions. The Company Disclosure Letter sets
                  ------------------------
forth (i) the individual and aggregate monetary contributions made by the Company to charitable organizations in Oregon during the year ended December 31, 2001, and (ii) all outstanding pledges to charitable organizations (wherever located) as of the date of this Agreement (the charitable organizations in Oregon to which the Company has made or pledged to make charitable donations in the year ended December 31, 2001 being referred to herein as the "Oregon
                                                                  ------
Charities").
---------

     SECTION 3.20 Termination of Georgia-Pacific Discussions. The Company and
                  ------------------------------------------

its representatives have terminated all discussions and negotiations with Georgia-Pacific Corp. ("GP") and its representatives regarding any proposed
                        --
(i) acquisition by the Company of any portion of the business of GP, including the building products business thereof, or (ii) combination of any portion of the business of GP, including without limitation, the building products business thereof, with all or any portion of the business of the Company (any such acquisition or combination being referred to herein as a "GP Transaction"). In
                                                          --------------
connection with the termination of such discussions and negotiations, the Company has paid to GP the amount set forth in the Company Disclosure Letter, and, except as set forth in the Company Disclosure Letter, such payment has discharged in full all obligations of the Company to GP in respect of such discussions and negotiations.


                                   ARTICLE IV

                Representations and Warranties of Parent and Sub
                ------------------------------------------------

     Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

     SECTION 4.01 Organization, Standing and Power. Each of Parent and Sub is
                  --------------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except for failures which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Parent or on the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions (a "Parent Material Adverse Effect").
                 ------------------------------

     SECTION 4.02 Sub.
                  ---

     (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto (including, matters ancillary to the Existing Offer prior to the date of this Agreement).

     (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

     SECTION 4.03 Authority; Execution and Delivery; Enforceability. Each of
                  -------------------------------------------------
Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole shareholder of Sub, has approved the Offer, the Merger, this Agreement and the Transactions. Each of Parent and Sub has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery hereof by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     SECTION 4.04 No Conflicts; Consents.
                  ----------------------

     (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the charter or organizational documents of Parent or Sub, (ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

     (b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement or the consummation of the Transactions by Parent or Sub, other than (i) the filing with the SEC of (A) the Offer Documents and
(B) such reports under Section 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of Articles of Merger with the Secretary of State of the State of Oregon and the Secretary of State of the State of Washington,
(iii) compliance with and such filings as may be required under applicable Environmental Laws, (iv) such filings as may be required in connection with the taxes described in Section 6.09, (v) compliance with the rules and regulations of the New York Stock Exchange and (vi) such other items (A) that may be required under the applicable Law of any foreign country, (B) required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.05 Information Supplied. None of the information supplied or to
                  --------------------
be supplied by Parent or Sub expressly for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 Amendment or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and the Offer shall comply in all material respects with the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

     SECTION 4.06 Brokers. No broker, investment banker, financial advisor or
                  -------
other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 4.07 Financing. At the expiration of the Offer and the Effective
                  ---------
Time, Parent and Sub will have available all of the funds necessary for the acquisition of shares of Company Common Stock to be purchased pursuant to the Offer, to perform their respective obligations under this Agreement and to pay all fees and expenses related to the Transactions payable by them.

     SECTION 4.08 Stock Ownership; Interested Shareholder. As of the date
                  ---------------------------------------
hereof, except for (i) 500 shares of Company Common Stock owned by Sub, (ii) 500 shares of Company Common Stock owned by Parent and (iii) an aggregate of 56,324 shares of Company Common Stock owned by members of the board of directors of Parent, none of Parent, Sub or any of their respective affiliates beneficially owns any Company Capital Stock and none of Parent, Sub or any of their respective affiliates is an "Interested Shareholder", as such term is defined in
Section 60.825 of the ORS.


                                    ARTICLE V

                    Covenants Relating to Conduct of Business
                    -----------------------------------------

     SECTION 5.01 Conduct of Business.
                  -------------------

     (a) Conduct of Business by the Company. Except for matters set forth in the
         ----------------------------------
Company Disclosure Letter or expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all reasonable efforts to (i) preserve intact its current business organization,

(ii) keep available the services of its current officers and employees and (iii) keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

           (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, or any similar stock, rights or units, other than the issuance of Company Common Stock (and associated Company Rights) upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

           (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents (other than any amendment to the Company By-laws to exempt the acquisition of shares of Company Capital Stock from the applicability of Sections 60.801 to 60.816 of the ORS);

           (iv) (A) enter into any discussions, negotiations or agreements with respect to a GP Transaction or (B) acquire or agree to acquire (1) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or division thereof or (2) any assets that are material, individually or in the aggregate, to the Company and the Company

     Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

           (v) (A) grant to any officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents,
     (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) enter into, amend or terminate any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or other union agreement or Company Benefit Plan, except as required by applicable Law or
     (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

           (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

           (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

           (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the

     Company or any direct or indirect wholly owned subsidiary of the Company;

           (ix) make or agree to make any new capital expenditures that in the aggregate are in excess of $5.0 million over the amount budgeted for capital expenditures on the date hereof (as reflected on the capital expenditure budgets included in the Company Disclosure Letter), other than as required by law;

           (x) make any material Tax election or settle or compromise any material Tax liability or refund other than in the ordinary course of business consistent with past practice;

           (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party or (D) other than in the ordinary course of business consistent with past practice, enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments; or

           (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b)   Other Actions. The Company and Parent shall not, and shall not permit
           -------------
any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) subject to Section 8.01(f), any condition to the Offer set forth in Exhibit A or any condition to the Merger set forth in Article VII not being satisfied.

     (c)   Advice of Changes. The Company shall promptly advise Parent orally
           -----------------
and in writing of any change or event that has or would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 5.02 Actions of Company Board; Company Takeover Proposals.
                  ----------------------------------------------------

     (a) Subject to Section 8.01(f), neither the Company Board nor any committee thereof shall (i) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal, (ii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal, (iii) take any action that would result in the holders of the Company Capital Stock no longer being legally capable under the ORS of validly approving the Merger or this Agreement or (iv) adopt any amendment to the Company Charter or Company By-Laws or any resolution or take any other action that would have the effect of rescinding the actions taken to render (A) Sections 60.801 to 60.816 of the ORS, (B) Article VI of the Company Charter inapplicable to Parent and Sub and to the Offer, the Merger and the other Transactions or (C) Sections 60.825 to 60.845 of the ORS inapplicable to the Offer, the Merger and the other Transactions.

     (b) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal and the identity of the person making any such Company Takeover Proposal. The Company shall keep Parent fully informed of the status, including any change to the material terms of, any such Company Takeover Proposal.

     (c) For purposes of this Agreement:

     "Company Takeover Proposal" means (i) any proposal or offer for a merger,
      -------------------------
consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 10% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of the Company, in each case other than the Transactions.


                                   ARTICLE VI

                              Additional Agreements
                              ---------------------

     SECTION 6.01 Preparation of the Proxy Statement; Shareholders Meeting.
                  --------------------------------------------------------

     (a) If the approval of this Agreement by the Company's shareholders is required by Law, as soon as reasonably practicable following the expiration of the Offer, the Company and Parent shall, at Parent's request, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as reasonably practicable prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Subject to the foregoing, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as reasonably practicable after filing with the SEC.

     (b) If the approval of this Agreement by the Company's shareholders is required by Law, at Parent's request, as soon as reasonably practicable following the expiration of the Offer, the Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders
                                                         --------------------
Meeting") for the purpose of seeking the Company Shareholder Approval. Without
-------
limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each series of Company Capital Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the expiration of the Offer without a shareholders meeting in accordance with
Section 60.491 of the ORS.

     (c) Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent to be voted in favor of this Agreement and the transactions contemplated hereby.

     SECTION 6.02 Access to Information. Subject to applicable
                  ---------------------
Law, upon reasonable prior notice, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 60.774 of the ORS (assuming such holder met the requirements of such Section). No information or knowledge obtained pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

     SECTION 6.03 Reasonable Best Efforts; Notification.
                  -------------------------------------

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and
(iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.

     (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the
                --------  -------
representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 6.04 Awards under the Company Stock Plans.
                  ------------------------------------

     (a) As soon as practicable following the date of this Agreement, the Company Board shall, or shall cause the relevant committee administering the Company Stock Plans to, adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding Company Non-Tandem SARs as necessary to provide that, as of the Effective Time, each Company Non-Tandem SAR which is then outstanding shall be cancelled at such time with the holder thereof becoming entitled to receive an amount of cash equal to the excess, if any, of (i) the Offer Price over (ii) the strike price.

     (b) As soon as practicable following the date of this Agreement, the Company Board shall, or shall cause the relevant committee administering the Company Stock Plans to, adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding Company Employee Stock Options, whether vested or unvested, as necessary to provide that: (i) each Company Employee Stock Option (and any Company SAR related thereto) outstanding immediately prior to acceptance for payment of shares pursuant to the Offer may be surrendered at that time, with the holder thereof becoming entitled to receive a cash payment from the Company one business day after the purchase of shares of Company Common Stock pursuant to the Offer of an amount equal to (i) the excess, if any, of (x) the Offer Price over (y) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised; and each Company Employee Stock Option (and each Company SAR related thereto) not surrendered for cash immediately prior to the acceptance for payment of shares pursuant to the Offer shall be treated as follows: the Company SAR shall be terminated at the Effective Time and the Company Employee Stock Option shall be amended and converted at the Effective Time into a vested option to acquire, on the same terms and conditions as are applicable under Parent's employee stock option plan, the number of shares of common stock of Parent, par value $1.25 per share ("Parent Common Stock"), equal to the product (rounded down to the nearest
        -------------------
whole share) obtained by multiplying (A) the number of shares of Company Common Stock the holder of such Company Employee Stock Option would have been entitled to receive had such holder exercised such Company Employee Stock Option in full immediately prior to the Effective Time and (B) the quotient (rounded to the nearest one-thousandth) obtained by dividing the Offer Price by the average (rounded to the nearest one-thousandth) of the 4:00 p.m. closing prices per share of Parent Common Stock on the NYSE Composite tape over the 20 consecutive trading days immediately preceding the date of the Effective Time as reported in the Wall Street Journal, New York City edition (such quotient, the "Conversion Ratio"), at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to (x) the exercise price per share set forth in such Company Employee Stock Option divided by (y) the Conversion Ratio (each, as so adjusted, an "Adjusted Option"); provided, however, that any Company Employee
              ---------------    --------  -------

     Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code), and which may not be adjusted in the foregoing manner and remain an incentive stock option, shall be adjusted in accordance with the requirements of Section 424 of the Code (in a manner which most closely produces the economic results obtained with respect to other Adjusted Options); and

          (ii) ensure that a holder of an Adjusted Option may only exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

     (c) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders' rights and specifying that such Adjusted Options shall be assumed by Parent and shall thereafter have terms and conditions consistent in all material respects with options granted under Parent's 1998 Long-Term Incentive Compensation Plan, as amended and restated (a complete and correct copy of which Parent has provided to the Company's advisors and which sets forth the material terms which will be applicable to the Adjusted Options) (subject to the adjustments required by Section 6.04(b)). Prior to the Effective Time, Parent shall take all actions as may be reasonably required to cause the acquisition of equity securities of Parent, as contemplated by this Section 6.04, by any person who is or will become a director or officer of Parent to be eligible for exemption under Rule 16b-3(d) of the SEC. Parent shall file, no later than 30 business days after the Closing Date, a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to outstanding Adjusted Options, provided that such Company Employee Stock Options qualify for registration on such Form S-8. The Company shall cause to be delivered to Parent prior to the Closing all relevant information relating to the outstanding Company

Employee Stock Options which become Adjusted Options, and, in the event such delivery is delayed, Parent's obligation to file the registration statement on Form S-8 shall be commensurately delayed.

     (d) All cash amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes and shall be paid without interest.

     (e) In this Agreement:

         "Company Employee Stock Option" means any option to purchase Company
          -----------------------------
     Common Stock granted in 2002 or under any Company Stock Plan.

         "Company SAR" means any stock appreciation right linked to the price
          -----------
     of Company Common Stock and granted under any Company Stock Plan in tandem with a Company Employee Stock Option.

         "Company Stock Plans" means the Company's 1995 Long-Term Compensation
          -------------------
     Incentive Program, as amended, and the Company's 1986 Stock Option and Stock Appreciation Rights Plan, as amended.

     SECTION 6.05 Employee Benefits.
                  -----------------

     (a) For one year following the Closing, Parent shall or shall cause the Surviving Corporation to (i) provide each individual who is an employee of the Company immediately prior to the Effective Time (other than those employees whose terms and conditions of employment are subject to a collective bargaining agreement) (the "Affected Employees") an annual salary or hourly wage rate, as
                ------------------
applicable, that is no less than the annual salary or hourly wage rate payable to such Affected Employees by the Company immediately prior to the Effective Time; and (ii) provide Affected Employees with employee benefits and coverage and other fringe benefits that are no less favorable than the employee benefits and coverage and fringe benefits provided to similarly situated employees of the Parent. For purposes of Section 6.05(a)(ii), "employee benefits" shall include, but shall not be limited to, qualified and nonqualified retirement plans (i.e.,
                                                                          ----
401(k) plans), severance pay and retention plans, deferred compensation plans, retiree medical plans, health and welfare plans, dental and vision plans, life insurance and AD&D plans, and salary continuation, short-term and long-term disability plans; provided, however, that neither "employee benefits" nor
                  --------  -------
"fringe benefits" shall include any incentive compensation, bonus, stock option or other equity-related plans, opportunities or arrangements.

     (b) At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain the Company's Management Retention Benefits Plan and the Broad-Based Retention Benefits Plan for Salaried Employees (the "Retention
                                                                     ---------
Plans") in accordance with their terms for a period of not less than 24 months
-----
following a Change in Control (as defined in the Retention Plans). Parent shall assume all liabilities and honor all obligations of the Retention Plans. Parent is not permitted at any time to amend any provision of the Retention Plans or terminate the Retention Plans, except as required by law.

(c) Parent agrees that the consummation of the Offer shall constitute a "Change in Control" for all purposes under each applicable Company Benefit Plan, including, without limitation, any change in control agreement between the Company and any current or former employee, officer, director or independent contractor of the Company. Parent agrees to honor all terms and obligations of each such Company Benefit Plan, related trust or any other severance or employment agreement set forth in the Company Disclosure Letter, including, without limitation, any change in control agreement between the Company and any current or former employee, officer, director or independent contractor of the Company, and to withhold only the minimum amount required by law in making payments thereunder. It is also generally the intention of Parent to treat an Affected Employee who is terminated by Parent or the Surviving Corporation as a result of the integration of the businesses of Parent and the Company as having incurred a "position elimination" for purposes of his or her Adjusted Options. With respect to Adjusted Options, Parent acknowledges that: (i) any Affected Employee whose employment is terminated after the Closing by Parent or the Surviving Corporation, other than for "Cause" (as defined in the Company's Broad-Based Retention Benefits Plan for Salaried Employees), within one year following the Effective Time will be treated as having experienced a "position elimination"; (ii) any Affected Employee who terminates employment for "Good Reason" (within the meaning of the Company's Broad-Based Retention Benefits Plan for Salaried Employees, including paragraph 2.7(e), but excluding paragraph 2.7(d) thereof, or, in the case of an Affected Employee listed in Section 3.11
(a)(2) or (a)(5) of the Company Disclosure Letter, such Affected Employee's individual change-in-control agreement), within one year following the Effective Time will be treated as having experienced a "position elimination"; and (iii) any Affected Employee whose employment terminates following the Effective Time and after having reached (A) age 55 shall be treated as having terminated employment coincident with "Early Retirement" and (B) age 65 shall be treated as having terminated conincident with "Retirement." The foregoing sentence shall not limit the ability of any Affected Employee to otherwise assert "position elimination." Such treatment of Adjusted Options shall in no way affect an Affected Employee's rights under any other plans, agreements on arrangements.

     (d) Parent shall, or shall cause the Surviving Corporation to, recognize each Affected Employee's service with the Company for vesting and eligibility to participate purposes only under each employee benefit plan or arrangement maintained by Parent or the Surviving Corporation in which such Affected Employee is or becomes eligible to participate, but only to the extent that such service was recognized for such purposes under the corresponding Company Benefit Plan; provided, however, that any defined benefit plan benefit that any Affected
      --------  -------
Employee is, or otherwise becomes, entitled to under any qualified or nonqualified defined benefit pension plan maintained by Parent or the Surviving Corporation shall be computed under such Parent plan using all of such Affected Employee's years of service with the Company, the Surviving Corporation, Parent and their respective Affiliates and predecessors, but shall be offset, if applicable, by the Company Benefit Plan defined benefit payable to such Affected Employee, so that no duplication of such benefit results.

     (e) To the extent that Affected Employees become eligible to participate in new plans after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Effective Time.

     (f) Vacation earned as of the Effective Time and to be taken in calendar year 2002 by Affected Employees under Company's vacation policy shall be credited to Affected Employees at the Effective Time to the extent not then taken. Parent shall grant Affected Employees time off with pay (vacation) for this full credited amount, or pay (to the extent an Affected Employee is terminated during 2002), in lieu of time off, for any portion not taken by December 31, 2002. Unless otherwise required under an individual agreement, vacation accruing in calendar year 2002 to be taken in calendar year 2003 by Affected Employees shall be determined in accordance with Parent's vacation policy.

     (g) Nothing in this Section 6.05 shall be interpreted as preventing Parent or the Surviving Corporation from (i) amending, modifying or terminating any Company Benefit Plan (subject to the provisions of Sections 6.05(b) and 6.05(c)), parenthesis, consistent with its terms and applicable law, or (ii) terminating the employment of any Affected Employee or any employee of the Company whose terms and conditions of employment are subject to a collective bargaining agreement.

     SECTION 6.06 Indemnification.
                  ---------------

     (a) Parent shall, to the fullest extent permitted by applicable Law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the present or former directors or officers of the Company and the Company Subsidiaries for acts or omissions by such directors and officers occurring at or prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and such individual indemnity agreements from the Effective Time.

     (b) Without limiting any additional rights that any employee may have under any employment agreement or Company Benefit Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless the present officers and directors of the Company and the Company Subsidiaries and any persons who were directors or officers of the Company or the Company Subsidiaries at any time between November 29, 2000 and the Effective Time (each an "Indemnified Party") against all losses, claims, damages,
               -----------------
liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (collectively, "Losses") arising
                                                                ------
out of actions or omissions occurring at or prior to the Effective Time in connection with this Agreement, the Offer, the Merger and the other Transactions; provided, however, that an Indemnified Party shall not be entitled
              --------  -------
to indemnification under this Section 6.06(b) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent from the Indemnified Party of a request therefor; provided,
                                                                       --------
however, that any person to whom expenses are advanced provides an undertaking
-------
to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party and with respect to which such Indemnified Party is entitled to indemnification under this Section 6.06(b), on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.06(b) shall continue in effect with respect to such claim, action, suit, proceeding or investigation until the final disposition thereof.

     (c) The Articles of Incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees than are presently set forth in the Company Charter and the Company By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

     (d) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, at no expense to the beneficiaries, the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to
                    --------  -------
make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the "Maximum Premium"). If such insurance
                                       ---------------
coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided, however, if such
                                             --------  -------
insurance coverage cannot be obtained at all, Parent shall purchase all available extended reporting periods with respect to pre-existing insurance in an amount which, together with all other insurance purchased pursuant to this
Section 6.06(d), does not exceed the Maximum Premium. The Company represents to Parent that the Maximum Premium is $1,485,000. Parent shall not, and shall cause the Company not to, take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 6.06(d). Notwithstanding any other provision of this Agreement to the contrary, if Parent has not procured replacement coverage meeting the criteria set forth in the first sentence of this Section 6.06(d) for the directors' and officers' liability insurance policies currently maintained by the Company prior to the expiration of such policies, the Company may renew such policies for a period of not longer than one year on the terms set forth in the quotation of Aon Risk Services previously provided to Parent.

     (e) In order to be entitled to indemnification under this Section 6.06, an Indemnified Party must give Parent and the Surviving Corporation written notice of any third party claim which may give rise to any indemnity obligation under this Section 6.06, and Parent and the Surviving Corporation shall have the right to assume the defense of any such claim through counsel of their own choosing, subject to such counsel's reasonable judgment that separate defenses that would create a conflict of interest on the part of such counsel are not available. If Parent and the Surviving Corporation do not assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by the Indemnified Party, including reasonable fees and disbursements of counsel and shall advance such reasonable costs and expenses to the Indemnified Party; provided, however, that such advance shall be made only after receiving an
--------  -------
undertaking from the Indemnified Party that such advance shall be repaid if it is determined that such Indemnified Party is not entitled to indemnification therefor. Neither Parent nor the Surviving Corporation shall be liable under this Section 6.06 for any Losses resulting from any settlement, compromise or offer to settle or compromise any such claim or litigation or other action, without the prior written consent of Parent or the Surviving Corporation.

     (f) This Section 6.06 is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

     (g) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.06.

     SECTION 6.07 Fees and Expenses. All fees and expenses incurred in
                  -----------------
connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     SECTION 6.08 Public Announcements. Parent and Sub, on the one hand, and the
                  --------------------
Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 6.09 Transfer Taxes. All stock transfer, real estate transfer,
                  --------------
documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in
                                             --------------
connection with the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

     SECTION 6.10 Directors. Promptly upon the acceptance for payment of, and
                  ---------
payment by Sub for, any shares of Company Common Stock pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Company Board as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of Company Common Stock otherwise owned by Parent, Sub or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Sub's designees to be so elected; provided, however, that in the event that Sub's designees are appointed
         --------  -------
or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are Directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors");
                                                        ---------------------
and provided further that, in such event, if the number of Independent Directors
    ----------------
shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, shareholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Sub's designees shall be elected to the classes of directors of the Company Board as evenly as possible among the class of directors whose term is expiring in 2002, the class of directors whose term is expiring in 2003 and the class of directors whose term is expiring in 2004. Subject to applicable Law, the Company shall take all action reasonably requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 Amendment (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company Board as provided above.

     SECTION 6.11 Rights Agreement; Consequences if Rights Triggered. The
                  --------------------------------------------------
Company Board shall take all action reasonably requested in writing by Parent in order to render the Company Rights inapplicable to the Offer, the Merger and the other Transactions. Except as approved in writing by Parent, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights, (iii) take any action with respect to, or make any determination under, the Company Rights Agreement or (iv) enter into any other rights agreement or take any other action that would discriminate against, or adversely effect, Parent or Sub if it acquires shares of Company Common Stock. If any Distribution Date or Shares Acquisition Date occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Offer Price and/or Merger Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other Transactions.

     SECTION 6.12 Shareholder Litigation. The Company shall give Parent the
                  ----------------------
opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its directors or officers relating to any of the Transactions; provided, however, that no such settlement shall be agreed to
                  --------  -------
without Parent's consent, which shall not be unreasonably withheld.

     SECTION 6.13 Charitable Giving. During each of the years in the five-year
                  -----------------
period ending December 31, 2006, Parent shall make or cause to be made through one or more foundations annual aggregate monetary contributions to the Oregon Charities of no less than $1.0 million.

     SECTION 6.14 Employment Matters. Parent shall ensure that the Surviving
                  ------------------
Corporation will continue to be bound by the terms of the collective bargaining agreements set forth in the Company Disclosure Letter, and shall further ensure that the Surviving Corporation complies with its obligations under such collective bargaining agreements and all other statutory bargaining obligations.


                                   ARTICLE VII

                              Conditions Precedent
                              --------------------

     SECTION 7.01 Conditions to Each Party's Obligation to Effect the Merger.
                  ----------------------------------------------------------
The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Shareholder Approval. If required by law, the Company shall have
         --------------------
obtained the Company Shareholder Approval.

     (b) Antitrust. Any consents, approvals and filings under any foreign
         ---------
antitrust law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

     (c) No Injunctions or Restraints. No temporary restraining order,
         ----------------------------
preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to
                                               --------  -------
asserting this condition, subject to Section 6.03, each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

     (d) Offer. Parent, Sub or their affiliates shall have purchased, or caused
         -----
to be purchased, shares of Company Common Stock, pursuant to the Offer.


                                  ARTICLE VIII

                        Termination, Amendment and Waiver
                        ---------------------------------

     SECTION 8.01 Termination. This Agreement may be terminated at any time
                  -----------
prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

     (a) by mutual written consent of Parent, Sub and the Company;

     (b) by either Parent or the Company:

          (i) unless Company Common Stock has been purchased pursuant to the Offer, if the Merger is not consummated on or before April 30, 2002

     (the "Outside Date"), unless the failure to consummate the Merger is the
           ------------
     result of a material breach of this Agreement by the party seeking to terminate this Agreement;

           (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

           (iii) if the Offer has expired or has been terminated in accordance with the terms set forth in this Agreement (including Exhibit A) without Company Common Stock having been purchased pursuant to the Offer; provided,
                                                                       --------
     however, that the terminating party is not then in material breach of any
     -------
     representation, warranty or covenant contained in this Agreement;

     (c) by Parent prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Exhibit A, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

     (d) by Parent if the Company Board or any committee thereof withdraws or proposes to withdraw the Company Recommendation or its approval or recommendation of this Agreement or the Merger (it being understood and agreed that a communication by the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f)(3) under the Exchange Act (or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer) shall not be deemed to constitute a withdrawal of the Company Recommendation or its recommendation of this Agreement or the Merger) or approves or recommends, or proposes to approve or recommend, any Company Takeover Proposal;

     (e) by the Company prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in this Agreement); or

     (f) by the Company prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer in accordance with Section 8.05(b);

provided, however, that the Company shall have complied with all provisions
--------  -------
thereof, including the notice provisions therein.

     SECTION 8.02 Effect of Termination. In the event of termination of this
                  ---------------------
Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.14, Section 4.06, the last sentence of Section 6.02, this Section 8.02 and
Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful breach by a party of any representation, warranty or covenant set forth in this Agreement.

     SECTION 8.03 Amendment. This Agreement may be amended by the parties at any
                  ---------
time before or after receipt of the Company Shareholder Approval; provided,
                                                                  --------
however, that after receipt of the Company Shareholder Approval, there shall be
-------
made no amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time,
                  -----------------
the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 8.05 Procedure for Termination, Amendment, Extension or Waiver.
                  ---------------------------------------------------------

     (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to
Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that after the appointment of
                           --------  -------
Sub's designees to the Company Board pursuant to Section 6.10, the approval of a majority of the Independent Directors shall be required for the Company to (i) terminate this Agreement, (ii) exercise or waive any right of the Company under this Agreement, (iii) amend this Agreement or the Company Charter or Company By-laws in any manner adverse to the holders of Company Common Stock, (iv) extend the time for performance of any obligation of Parent or Sub under this Agreement, (v) extend or alter the Effective Time or (vi) grant any consent or take any other action with respect to this Agreement other than compliance herewith.

     (b) The Company may terminate this Agreement pursuant to Section 8.01(f) only if (i) the Company Board has received a Company Takeover Proposal that is a Superior Company Proposal, (ii) the Company has notified Parent in writing of its determination that such Company Takeover Proposal is a Superior Company Proposal, (iii) at least three business days following receipt by Parent of the notice referred to in clause (ii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (ii) above, such Superior Company Proposal remains a Superior Company Proposal, (iv) the Company is in compliance with Section 5.02 and (v) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

     (c) For purposes of this Agreement:

           "Superior Company Proposal" means any proposal made by a third party
            -------------------------
     to merge with, combine or acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, (i) on terms which the Company Board determines in good faith, after consultation with the Company's independent financial advisor and outside counsel, to provide greater financial value to the holders of Company Common Stock than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions), and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.


                                   ARTICLE IX

                               General Provisions
                               ------------------

     SECTION 9.01 Nonsurvival of Representations and Warranties. None of the
                  ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or any termination of this Agreement pursuant to Section 8.01. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.02 Notices. All notices, requests, claims, demands and other
                  -------
communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Sub, to

         Weyerhaeuser Company
         33663 Weyerhaeuser Way South
         Federal Way, WA 98003

         Attention: Robert A. Dowdy, Esq.

         with a copy to:

         Cravath, Swaine & Moore
         Worldwide Plaza
         825 Eighth Avenue
         New York, NY 10013
         Attention: Alan C. Stephenson, Esq.

     (b) if to the Company, to

         Willamette Industries, Inc.
         1300 S.W. Fifth Avenue, Suite 3800
         Portland, Oregon 97201

         Attention:  Mr. Duane C. McDougall

         with a copy to:

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, NY 10017
         Attention: Gary L. Sellers, Esq.
                    Mario A. Ponce, Esq.

     SECTION 9.03 Definitions.
                  -----------

     (a) For purposes of this Agreement:

     An "affiliate" of any person means another person that directly or
         ---------
indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

     A "material adverse effect" on a party means a material adverse effect on
        -----------------------
the business, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, except to the extent resulting from (i) any changes in general United States or global economic conditions or (ii) any changes in general economic conditions in the forest products industry.

     A "person" means any individual, firm, corporation, partnership, company,
        ------
limited liability company, trust, joint venture, association, Governmental Entity or other entity.

     A "subsidiary" of any person means another person, an amount of the voting
        ----------
securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     (b) The following terms have the meanings give such terms in the Sections set forth below:

                  Term                                          Section
                  ----                                          -------
Adjusted Option                                               6.04(b)(i)
Affected Employees                                            6.05
affiliate                                                     9.03(a)
Articles of Merger                                            1.05
Certificates                                                  2.02(b)
Closing                                                       1.04
Closing Date                                                  1.04
Code                                                          3.09(e)
Company                                                       Recitals
Company Benefit Plans                                         3.11(a)
Company Board                                                 Recitals
Company By-laws                                               3.01
Company Capital Stock                                         3.03
Company Charter                                               3.01
Company Common Stock                                          Recitals
Company Disclosure Letter                                     3.02(a)
Company Employee Stock Option                                 6.04(e)
Company Material Adverse Effect                               3.01
Company Non-Tandem SAR                                        3.03
Company Pension Plans                                         3.11(a)
Company Preferred Stock                                       3.03
Company Recommendation                                        3.04(b)
Company Rights                                                3.03

Company Rights Agreement                                      3.03
Company SAR                                                   6.04(e)
Company SEC Documents                                         3.06
Company Shareholder Approval                                  3.04(c)
Company Shareholders Meeting                                  6.01(b)
Company Stock Plans                                           6.04(e)
Company Subsidiaries                                          3.01
Company Takeover Proposal                                     5.02(c)
Consent                                                       3.05(b)
Contract                                                      3.05(a)
Conversion Ratio                                              6.04(b)(i)
Dissent Shares                                                2.01(d)
Effective Time                                                1.05
Environmental Laws                                            3.13(d)
ERISA                                                         3.11(a)
Exchange Act                                                  1.01(a)
Exchange Fund                                                 2.02(a)
Existing Offer                                                Recitals
Filed Company SEC Documents                                   3.08
GAAP                                                          3.06
GP                                                            3.20
GP Transaction                                                3.20
Governmental Entity                                           3.05(b)
Hazardous Substance                                           3.13(d)
Indemnified Party                                             6.06(b)
Independent Directors                                         6.10
Information Statement                                         3.05(b)
Initial Expiration Date                                       1.01(a)
Intellectual Property Rights                                  3.18
Judgment                                                      3.05(a)
Law                                                           3.05(a)
Liens                                                         3.02(a)
Losses                                                        6.06(b)
material adverse effect                                       9.03(a)
Maximum Premium                                               6.06(d)
Merger                                                        Recitals
Merger Consideration                                          2.01(c)
Offer                                                         Recitals
Offer Documents                                               1.01(b)
Offer Price                                                   1.01(a)
Oregon Charities                                              3.19
Outside Date                                                  8.01(b)(i)
ORS                                                           1.03

Parent                                                        Recitals
Parent Common Stock                                           6.04(b)(i)
Parent Material Adverse Effect                                4.01
Paying Agent                                                  2.02(a)
person                                                        9.03(a)
Proxy Statement                                               3.05(b)
Retention Plans                                               6.05(b)
RCW                                                           1.03
Schedule 14D-9                                                1.02(b)
Schedule 14D-9 Amendment                                      1.02(b)
Schedule TO                                                   1.01(b)
Schedule TO Amendment                                         1.01(b)
SEC                                                           1.01(a)
Securities Act                                                3.06
Sub                                                           Recitals
subsidiary                                                    9.03(a)
Superior Company Proposal                                     8.05(c)
Surviving Corporation                                         1.03
Tax Return                                                    3.09(f)
Taxes                                                         3.09(f)
Transfer Taxes                                                6.09
Transactions                                                  1.02(a)
Voting Company Debt                                           3.03

     SECTION 9.04 Interpretation; Disclosure Letter. When a reference is made
                  ---------------------------------
in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any section of either the Company Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter to which such disclosure is clearly relevant.

     SECTION 9.05 Severability. If any term or other provision of this Agreement
                  ------------
is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.06 Counterparts. This Agreement may be executed in one or more
                  ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries. This
                  ----------------------------------------------
Agreement, taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and
(b) except for the provisions of Article II, Section 6.04 and Section 6.06, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 9.08 Governing Law. This Agreement shall be governed by, and
                  -------------
construed in accordance with, the laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.09 Assignment. Neither this Agreement nor any of the rights,
                  ----------
interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.10 Enforcement. The parties agree that irreparable damage would
                  -----------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Oregon, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Oregon in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any Federal court sitting in the State of Oregon and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

     IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                               WEYERHAEUSER COMPANY,

                                               By: /s/ Steven R. Rogel
                                                   --------------------------
                                               Name: Steven R. Rogel
                                               Title: Chief Executive Officer


                                               COMPANY HOLDINGS, INC.,

                                               By: /s/ Richard J. Taggart
                                                   --------------------------
                                               Name: Richard J. Taggart
                                               Title: Vice President
                                                      and Treasurer


                                               WILLAMETTE INDUSTRIES, INC.,

                                               By: /s/ Duane C. McDougall
                                                   -------------------------
                                               Name: Duane C. McDougall
                                               Title: President and
                                                      Chief Executive Officer


                                               WILLAMETTE INDUSTRIES, INC.,

                                               By: /s/ Greg W. Hawley
                                                   -------------------------
                                               Name: Greg W. Hawley
                                               Title: Executive Vice President
                                                      and Chief Financial
                                                      Officer

                                                                       EXHIBIT A


                             Conditions of the Offer
                             -----------------------

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition").
                                                   ------------------------
The term "Fully Diluted Shares" means all outstanding securities entitled
          --------------------
generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than potential dilution attributable to the Company Rights. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at the time of the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

     (a) there shall be pending any suit, action or proceeding by any Governmental Entity that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other Transaction, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and the Company Subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and the Company Subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole as a result of the Offer, the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries;

     (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any other Transaction, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

     (c) except as disclosed in the Filed Company SEC Documents or the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Filed Company SEC Documents, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect other than any event, change, effect or development to the extent resulting from the announcement of this Agreement and compliance by the Company with the covenants set forth herein;

     (d) the Company Board of Directors or any committee thereof shall have withdrawn or proposed to withdraw the Company Recommendation or its approval or recommendation of this Agreement or the Merger or approved or recommended, or proposed to approve or recommend, any Company Takeover Proposal;

     (e) any representation and warranty of the Company in this Agreement that is qualified as to materiality shall not be true and correct or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date);

     (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

     (g) this Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may (subject to Section 1.01) be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.